EXHIBIT 23.1

              (Consent of Hansen Barnett & Maxwell)

                    HANSEN, BARNETT & MAXWELL
                    A Professional Corporation
                   CERTIFIED PUBLIC ACCOUNTANTS

                           (801) 532-2200
       Member of AICPA Division of Firms Fax (801) 532-7944
        SEC Practice Section 345 East 300 South, Suite 200
 Member of Summit International Associates Salt Lake City, Utah 84111-2693



To the Board of Directors
Flexpoint Sensor Systems, Inc.

We consent to the inclusion in this Registration Statement and Prospectus of our report, dated March 24, 2000, on our audit of the financial statements of Flexpoint Sensor Systems, Inc. We also consent to the use our name and reference to us in the "Independent Certified Public Accountants" section of the Registration Statement and Prospectus.

/S/  Hansen, Barnett & Maxwell

HANSEN, BARNETT & MAXWELL

June 5, 2000